                                                                    Exhibit 10.2

                                August 4, 1998



Dr. Alexander Stein
89 Robinson Road
Boxborough, MA  01719

Dear Dr. Stein:

     This letter agreement ("Agreement") sets forth the terms of your employment with Gomez Advisors, Inc. ("Gomez Advisors" or the "Company"), a newly formed and wholly owned subsidiary of Ashton Technology Group, Inc. ("Ashton").

     1.  Position/Responsibilities.  You will be employed as a Principal of the
         -------------------------
Company. Your responsibilities will be as set forth by the President and CEO of the Company.

     2.  Gomez Advisors.  Gomez Advisors will be engaged in the provision of
         --------------
strategic advice to financial services companies concerning the business potential of the Internet as a tool for use in marketing and the interactive distribution of financial products. Gomez Advisors will provide a range of services including strategy development, marketing, product and interface design, and implementation planning. You as a Principal of the Company will use your best efforts to cause the Company to fulfill the foregoing objectives.

     3.  Term.  The term of your employment hereunder (the "Term") commenced on
         ----
July 1, 1997 and shall continue until July 1, 2000 unless terminated earlier by you or by the Company as provided below.

     4.  Base Salary and Benefits.  From the date hereof you shall be paid
         ------------------------
a salary of $10,000 per month. At any time during the term of this Agreement, your salary may be increased to a maximum of $15,000 per month at the discretion of Mr. Julio Gomez based upon his own business judgment. You will be entitled to the standard benefits as in effect from time to time for Gomez Advisors executives commensurate with your position, a current schedule of which benefits is attached hereto as Exhibit A. You will be entitled to twenty days of vacation annually in addition to official Company holidays.

     5.  Expense Reimbursements.  The Company will reimburse you for all
         ----------------------
reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to Company policies.

     6.  Termination/Severance Pay.  Either you or the Company shall have
         -------------------------
the right to terminate your employment at any time with or without cause by giving written notice to that effect. The termination of employment shall be effective on the prospective date specified in such notice (the "Effective Termination Date").

     (i) If the Company terminates your employment without cause or if you terminate your employment for "good reason," subject to the last sentence of this paragraph, the Company will pay you as severance pay for a period beginning on the Effective Termination Date and ending six months from such date (the "Severance Period") your then current monthly salary (the "Salary"). The Salary will be paid on the Company's normal payroll cycle during the Severance Period, provided, that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you under this Section 6 (i) shall be reduced by the total amount of any compensation you receive from such employment during the Severance Period. For purposes of the severance pay offset provisions of this Section, the terms "employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant or otherwise. In consideration of the severance pay herein provided you agree to deliver to the Company on or promptly following the Effective Termination Date a Separation and Release in the form used by the Company at that time, subject to your agreement of the terms and conditions set forth therein, provided, that in the event you do not deliver the Separation and Release in the form then used by the Company your right to receive the severance pay herein provided shall terminate. For purposes of this Agreement, "good reason" shall mean Gomez Advisors' failure to perform in a timely manner its material obligations under the Agreement, and shall not mean your removal from your then current position with Gomez Advisors with your express written consent or in connection with any termination of your employment by Gomez Advisors as the result of your disability or "for cause."

     (ii) The Company shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice for that purpose. "Cause" means (1) your failure to perform in a timely manner your material obligations under this Agreement; (2) commission by you of a willful act of dishonesty in the course of your duties with Gomez Advisors; (3) engagement by you in negligence or conduct injurious to Gomez Advisors or its affiliates; (4) your failure to comply with a written instruction from the Gomez Advisors Board within your mandate as set forth herein; (5) your conviction of a crime of moral turpitude or of a felony; or (6) your chronic alcoholism or drug abuse. If you are terminated for cause, the Company will pay your unpaid Salary through the effective date of the termination.

     7.  Death.  If you die during your employment hereunder, this Agreement
         -----
shall terminate upon the date of your death. Thereafter, the Company shall pay to the personal representative of your estate your unpaid Salary through the date of death. Your estate shall also receive the benefit of any options that are vested at the time of your death.

     8.  Options.  You are hereby granted a five-year option to purchase 75,000
         -------
shares of Common Stock of Ashton at an exercise price per share equal to the closing market price of Common Stock of Ashton on September 2, 1997 (the "Ashton Option"). The Ashton Option shall vest 33% on May 15, 1998, an additional 33% on May 15, 1999 and the final 34% on May 15, 2000. In the event of a change of ownership control in Ashton prior to May 15, 2000, all unvested portions of the Ashton Option shall immediately and automatically vest. You are also hereby granted a warrant to purchase 125,000 shares of Common Stock of Universal Trading Technologies Corporation ("UTTC"), a subsidiary of Ashton, at an exercise price of $1.00 per share (the "UTTC Warrant"). You may exercise the UTTC Warrant at any time during the five-year period commencing on the earlier of (a) September 30, 1999, (b) UTTC's first sale of Common Stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended, which as been declared effective by the Securities and Exchange Commission, other than a registration statement on Form S-8 or any similar form, or (c) a sale of all or substantially all of the assets of UTTC.

     You are hereby granted "Founders'" options to purchase 750,000 shares of Common Stock of Gomez Advisors at an exercise price per share of $0.01/share. The Founders options are fully vested, may be exercised at any time, and will expire on December 31, 2004. You are also hereby eligible to receive "Incentive" options to purchase up to an additional 500,000 shares of Common Stock of Gomez Advisors at an exercise price per share of $1.00/share and expire on December 31, 2004. The Incentive options shall be granted to you as follows: an option to purchase 250,000 shares shall be granted immediately to you, and an option to purchase an additional 250,000 shares shall be granted to you on July 15, 1999; the date the registration statement for an initial public offering of Gomez Advisors' Common Stock is declared effective; or a change in ownership control of Gomez Advisors, whichever occurs first. Once granted by the Board, Incentive options are fully vested, but may not be exercised by you until one year from their grant or a change in ownership control of Gomez Advisors, whichever occurs first.

     9.  Exclusivity.  In return for the compensation payments set forth in this
         -----------
agreement, you agree to devote substantially all of your professional time and energies to Gomez Advisors.

     10.  Confidentiality.  In the course of your performance of your duties
          ---------------
at Gomez Advisors, each of Ashton and Gomez Advisors will divulge to you certain of its respective proprietary information, including, but not limited to, information and data relating to or concerned with its business, finances and other affairs. You agree that you will not divulge such proprietary information to anyone at any time whether or not you are in the employ of Ashton and/or Gomez Advisors, except as may otherwise be required in connection with the business and affairs of Ashton or Gomez Advisors, as the case may be. You agree to use your reasonable efforts to prevent such disclosure by others.

     11.  Assignment of Rights.  You agree that any inventions, developments,
          --------------------
discoveries, improvements, processes, methods, compositions, concepts, ideas or inventions (whether or not patentable, or copyrightable or constituting trade secrets or proprietary information) conceived, made, created, developed or reduced to practice by you, alone or with others, during the Term and applicable to the type of businesses engaged in by or any prospective activity of Ashton and Gomez Advisors during such period (collectively, the "Intellectual Property") shall be the sole and exclusive property of Gomez Advisors. By your signature below you hereby assign all of your right, title and interest in the Intellectual Property to Gomez Advisors and agree to execute and deliver all documents requested by Gomez Advisors (including, without limitation, applications for domestic or foreign patents, copyrights, or other proprietary rights) to protect the respective rights of Gomez Advisors thereto. All copyrightable works that you create during the Term shall be deemed "works made for hire."

     12.  Non-competition.  You further agree that during your employment
          ---------------
with Gomez Advisors and for nine months after the termination of such employment for any reason, you will not at any time engage in or participate as an officer, employee, director, agent, consultant, representative, stockholder, investor or partner, or have any financial interest, in any business which "competes" with Ashton or any of its subsidiaries (other than Gomez Advisors) or successors. For the purposes hereof, a "competing" business shall mean any business which directly or potentially competes with any of the businesses of Ashton as such business shall exist during your employment with Gomez Advisors, for example, the development and commercialization of networked transaction systems for participants in the financial markets of the type engaged in or contemplated by Ashton or Gomez Advisors at the time of termination of your employment. For the avoidance of doubt, a "competing" business shall not mean any business which directly or potentially competes with the business of Gomez Advisors, which is providing strategic advice to financial services companies regarding the Internet or the interactive distribution of financial products. Ownership by you of publicly traded stock of any corporation conducting any "competing" business shall not be deemed a violation of this Section 12 provided you do not own more than one percent (1%) of the stock of any such corporation.

     Additionally, for a period of nine months after the termination of your employment hereunder you will not, directly or indirectly:

     (a) solicit or entice away from the Company or Ashton (i) the employment or other services of any executive employee of Ashton or Gomez Advisors or (ii) the business of either (A) any customer of Gomez Advisors to whom you rendered services during the nine month period prior to your termination of employment (a "Specific Customer"), or (B) any person or entity whose business you solicited by multiple personal contacts during the nine month period prior to your termination (a "Specific Contact"), or

     (b) participate in any activity for any Specific Customer or Specific Contact which is the same as or substantially similar to those activities which you performed for such Specific Customer or proposed to perform for such Specific Contact, unless to do so would not have a material adverse effect on the business conducted between Gomez Advisors and such Specific Customer or Specific Contact.

     Further, for a period of nine months after the termination of your employment hereunder you will not, directly or indirectly, hire any executive employee of Ashton or Gomez Advisors.

     13.  Arbitration.  Disputes arising under or in any respect in connection
          -----------
with this Agreement, including in respect of the execution, delivery or performance hereof (but excluding disputes as to the compliance by the arbitrators under the provisions of this Section applicable to them), shall be arbitrated in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one selected by each party hereto and the third selected by the two so selected (or, in the absence of agreement, the third arbitrator shall be selected by the President of the Association of the Bar of The City of New

York at the time sitting), and with all decisions of the arbitrators requiring the affirmative vote of at least two of the arbitrators. Any judgment on any award rendered by the arbitrators in accordance with such rules may be entered in any court of competent jurisdiction. The parties intend to confer on the arbitrators the authority to resolve disputes between the parties in respect of this Agreement and agree that no decision by the arbitrators shall have the effect of amending this Agreement in any respect. The costs of any such arbitration, including expenses (and legal fees) of the other party thereto, shall be borne by the party which is the losing party in the arbitration or, if the arbitrators' decision is unclear in that regard, as the arbitrators shall determine in accordance with the purpose of this provision to achieve the rules that arbitrations be commenced hereunder in circumstances of actual disputes and not frivolously or for harassment purposes. The parties hereto agree that any proceedings pursuant to this Section 13 shall be kept strictly confidential and shall not be disclosed to any third party except pursuant to court order.

     14.  Miscellaneous.  Together with the attached exhibits, this letter
          -------------
agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject manner. This Agreement is governed by the substantive laws of the State of New York. This Agreement may be amended only in writing signed by both parties hereto. This Agreement shall inure to the benefit of Gomez Advisors and any successor of Gomez Advisors by reorganization, merger, consolidation or liquidation, or any assignee or transferee of all or substantially all of the business or assets of Gomez Advisors or of any division or line of business of Gomez Advisors with which you are at any time associated. No provision of this Agreement shall be for the benefit of or enforceable by any third party. Nothing in this Agreement, expressed or implied, is intended to or shall be construed to confer upon or to give any persons or party other than the parties hereto any rights, remedies or claims under or by reason of this Agreement.

     Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original for our records.

                                         Sincerely,


By:_________________                     By:_____________________
Julio Gomez                              Fredric W. Rittereiser
President and Chief Executive Officer    President and Chief Executive Officer
Gomez Advisors, Inc.                     Ashton Technology Group, Inc.


ACCEPTED AND AGREED


-------------------------
Alexander Stein

-------------------------
Date